Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

HEELYS, INC.,

SEQUENTIAL BRANDS GROUP, INC.

and

WHEELS MERGER SUB INC.

dated as of December 7, 2012

TABLE OF CONTENTS

		Page

	Article I

	Definitions

	Article II

	the Merger; Closing; Effective Time

2.1	The Merger	7
2.2	Closing	7
2.3	Effective Time	8

	Article III

	Certificate of Incorporation and Bylaws of the Surviving Corporation

3.1	The Certificate of Incorporation	8
3.2	The Bylaws	8
3.3	Directors and Officers of the Surviving Corporation	8

	Article IV

	Effect of the Merger on Capital Stock; Exchange of Certificates

4.1	Effect on Capital Stock	8
4.2	Exchange of Certificates	9
4.3	Treatment of Stock Plan	11
4.4	Adjustments to Prevent Dilution	12
4.5	Withholding Rights	12

	Article V

	Representations and Warranties

5.1	Representations and Warranties of the Company	12
5.2	Representations and Warranties of Parent and Merger Sub	33

	Article VI

	Covenants
6.1	Interim Operations	36
6.2	Access to Information	39
6.3	Takeover Proposals	39
6.4	Proxy Statement; Stockholders Meeting	42
6.5	Efforts; Filings; Other Actions	43
6.6	Notice of Certain Events	44
6.7	Breach of Covenants	44
6.8	Stock Exchange Delisting	45
6.9	Public Announcements	45
6.10	SEC Filings	45
6.11	Expenses	45
6.12	Indemnification; Directors’ and Officers’ Insurance	45
6.13	Equity Contribution	48
6.14	Takeover Statutes	48
6.15	Litigation	48
6.16	Rights Agreemen	48
6.17	Evergreen Payment.	48
6.18	Severance Obligations	48

	Article VII

	Conditions

7.1	Conditions to Each Party’s Obligation to Effect the Merger	48
7.2	Conditions to Obligations of Parent and Merger Sub	49
7.3	Conditions to Obligations of the Company	49

	Article VIII

	Termination

8.1	Termination	50
8.2	Effect of Termination and Abandonment; Termination Fee	51

	Article IX

	Miscellaneous and General

9.1	Survival	53
9.2	Amendment; Extension; Waiver	53
9.3	Counterparts	53
9.4	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	53

9.5	Notices	55
9.6	Entire Agreement	56
9.7	Third-Party Beneficiaries	56
9.8	Severability	57
9.9	Interpretation; Construction	57
9.10	Assignment; Binding Effect	58

ANNEXES

Annex A	Form of Voting Agreement	A-1
Annex B	Certificate of Incorporation of Surviving Corporation	B-1
Annex C	Bylaws of Surviving Corporation	C-1

DEFINED TERMS

Terms	Section

Acceptable Confidentiality Agreement	6.3(b)
Action	I
Affiliate	I
Agreement	Preamble
Balance Sheet	I
Balance Sheet Date	I
Bankruptcy and Equity Exception	5.1(c)(i)
Beneficial Ownership	I
Benefit Plan	5.1(t)(i)
Business Day	I
Bylaws	3.2
CERCLA	I
Certificate	4.1(a)
Change of Recommendation	6.3(e)
Charter	3.1
Claim	6.12(b)
Closing	2.2
Closing Date	2.2
Code	4.5
Common Stock	Recitals
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	5.1
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Requisite Vote	5.1(c)(i)
Company Restricted Stock	4.3(b)
Company’s Knowledge	I
Confidentiality Agreement	I
Contracts	I
D&O Insurance	6.12(a)
Delaware Certificate of Merger	2.3
DGCL	Recitals
Dissenting Stockholders	4.1(a)
Effective Time	2.3
Employees	I
Encumbrance	I
Environmental Attributes	I
Environmental Claim	I
Environmental Law	I
Environmental Notice	I
Environmental Permit	I
ERISA	I

Evergreen	Recitals
Evergreen Agreement	Recitals
Exchange Act	I
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)
Expense Reimbursement	8.2(b)(ii)
Financial Statements	5.1(e)(i)
FINRA	I
GAAP	I
Governmental Entity	5.1(d)(i)
Governmental Order	I
Hazardous Materials	I
Heelys Acquisition Agreement	6.3(d)
Heelys Adverse Recommendation Change	6.3(d)
Heelys SEC Documents	5.1(e)(i)
Heelys Subsidiaries	5.1(a)
Indebtedness	I
Indemnified Parties	6.12(c)
Insurance Policy	5.1(p)
Intellectual Property	I
Intellectual Property Assets	I
Intellectual Property Licenses	I
Intellectual Property Registrations	I
Inventory	I
Knowledge of the Company	I
Law	I
Lease	5.1(k)(i)
Leased Real Property	5.1(k)(i)
Leases	5.1(k)(i)
Liabilities	I
Material Adverse Effect	5.1(a)
Material Contract	5.1(h)
Material Customer	5.1(o)(i)
Material Supplier	5.1(o)(ii)
Merger	Recitals
Merger Sub	Preamble
MPPAA Plan	5.1(t)(xi)
NASDAQ	I
Outside Date	8.1(b)
Parent	Preamble
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Permits	I
Permitted Encumbrances	5.1(i)
Person	4.2(d)
Proxy Statement	6.4

Qualified Benefit Plan	5.1(t)(iii)
Release	I
Representative	I
Representatives	I
Sarbanes-Oxley Act	5.1(e)(i)
SEC	I
Securities Act	I
Securities Laws	I
Shares	Recitals
Stock Plan	4.3(a)
Stockholders Meeting	6.4
Subsequent Transaction	8.2(b)(iii)
Subsidiary	I
Superior Proposal	I, Recitals
Surviving Corporation	2.1
Takeover Proposal	I
Tax Return	I
Taxes	I
Termination Date	8.1
Termination Fee	8.2(b)(ii)
Transaction Documents	I
Voting Agreements	Recitals
WARN Act	5.1(u)(iv), I

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 7, 2012, among Heelys, Inc., a Delaware corporation (the “Company”), Sequential Brands Group, Inc., a Delaware corporation (“Parent”), and Wheels Merger Sub Inc., a Delaware corporation and a wholly-owned direct or indirect Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Company and certain of its Subsidiaries are parties to that certain Asset Purchase Agreement by and among the Evergreen Group Ventures, LLC (“Evergreen”) and TEG Bronco Acquisition Company, LLC, dated as of October 22, 2012 (the “Evergreen Agreement”) pursuant to which Evergreen intends to purchase certain assets of the Company;

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that the transactions contemplated by this Agreement constitute a “Superior Proposal” as defined in the Evergreen Agreement;

WHEREAS, the Company Board has complied with the terms of Section 6.03 of the Evergreen Agreement and has terminated the Evergreen Agreement pursuant to Section 9.01(c)(iv) thereof in order to enter into this Agreement with Parent;

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the terms of this Agreement, Merger Sub shall be merged with and into the Company with the Company surviving that merger (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each issued and outstanding share of the common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Shares”), other than (i) shares of Common Stock owned directly or indirectly by Parent, Merger Sub or the Company and (ii) the shares held by Dissenting Stockholders, shall be converted into the right to receive an amount equal to the Per Share Merger Consideration;

WHEREAS, the Company Board has, on the terms and subject to the conditions set forth herein, unanimously (a) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (c) resolved to recommend approval of the Merger by its stockholders;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, immediately following the execution and delivery of this Agreement, Parent and Merger Sub shall enter into a Voting Agreement in the form attached as Annex A hereto with each of Capital Southwest Venture Corporation and Patrick F. Hamner (collectively, the “Voting Agreements”), pursuant to which each of them has irrevocably agreed to vote the shares of Common Stock beneficially owned by them in favor of this Agreement and the Merger (constituting, in the aggregate, approximately 35.09% of the outstanding shares of Common Stock); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the respective meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” shall have the meaning provided in Rule 12b-2 under the Exchange Act.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means September 30, 2012.

“Beneficial Ownership” (and its correlative terms) shall have the meaning provided in Rule 13d-3 of the Exchange Act.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated April 13, 2012 between Parent and the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Employees” means those Persons employed by the Company or any Heelys Subsidiaries.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the business or assets of the Company or any Heelys Subsidiary or as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any directive, notice of violation or infraction, or notice respecting any Environmental Claim, whether written or oral, relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indebtedness” means, with respect to the Company or any Heelys Subsidiary, any of the following: (a) obligations created, issued or incurred for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of the Company or any Heelys Subsidiary; (e) capital lease obligations; and (f) Indebtedness of others guaranteed by the Company or any Heelys Subsidiary.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Entity; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned by the Company or any Heelys Subsidiary.

“Intellectual Property Licenses” means all Contracts by or through which other Persons, including any Affiliates of the Company or any Heelys Subsidiary, grant the Company or any Heelys Subsidiary exclusive or non-exclusive rights or interests in or to any Intellectual Property.

“Intellectual Property Registrations” means, with respect to Intellectual Property, any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” means all inventory (including inventory in transit), finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“Knowledge of the Company” or “Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of Thomas C. Hansen, Craig D. Storey, Richard C. Groesch, III or Barbara A. Nagy, after reasonable inquiry (which, with respect to Heelys Subsidiaries, shall include inquiry to the respective officers or general managers of such entities).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“NASDAQ” means National Association of Securities Dealers Automated Quotations.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” or “Representatives” means, with respect to any Person, any and all directors, officers, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the United States federal securities laws and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which any securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Superior Proposal” means any bona fide written Takeover Proposal that the Company Board or any duly constituted and authorized committee thereof has determined, after consultation with its outside legal counsel and financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the stockholders of the Company (solely in their capacity as such) than the transactions contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”  For the avoidance of doubt, a “Superior Proposal” may consist of multiple Takeover Proposals that, taken together, satisfy all of the conditions above in this definition.

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company or any Heelys Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Common Stock of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Common Stock of the Company, (D) merger, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company or any Heelys Subsidiaries or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and the Common Stock of the Company involved is 20% or more; in each case, other than the transactions contemplated by this Agreement.

“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, capital, branch, value-added, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, employer health tax, workers compensation premium, employment insurance premiums and contributions, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed not, and (ii) any amounts described in clause (i) above and owed as a result of being or having been a member of an affiliated, consolidated unitary or similar group under Section 1502-6 of the Code or similar Law.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Voting Agreements and any other agreements, instruments or documents required to be delivered at the Closing.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1           The Merger.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises and all its debts, liabilities, obligations and duties, shall continue unaffected by the Merger, except as set forth in Article III.  The Merger shall have the effects specified in the DGCL.

2.2           Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place virtually (e.g., by the electronic transmission of documents and wire transfer of funds) at 10:00 am (Eastern Time) on the third Business Day following the day on which the last to be satisfied or waived (to the extent permitted under applicable Laws) of the conditions set forth in Article VII shall be satisfied or waived (the “Closing Date”) (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) in accordance with this Agreement.

2.3           Effective Time.  As soon as practicable following the Closing, the parties hereto shall cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL.  The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties hereto in writing in accordance with the DGCL and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE III

CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE SURVIVING CORPORATION

3.1           The Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth on Annex B, and such amended and restated Charter shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL.

3.2           The Bylaws.  The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Annex C and shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

3.3           Directors and Officers of the Surviving Corporation.  The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

4.1           Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)           Merger Consideration.  Each Share issued and outstanding immediately prior to the Effective Time, other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent, (ii) Shares owned by the Company or its Subsidiary and (iii) Shares that are owned by stockholders who properly demand appraisal of their Shares pursuant to Section 262 of the DGCL (“Dissenting Stockholders”) (the Shares described in clause (i), (ii) or (iii) above, collectively, “Excluded Shares”), shall be converted into the right to receive an amount in cash equal to $2.25 (the “Per Share Merger Consideration”).  At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) that immediately prior to the Effective Time represented any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b)           Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f).

(c)           Conversion of Merger Sub Common Stock.  At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

4.2           Exchange of Certificates.

(a)           Paying Agent.  At the Effective Time, Surviving Corporation shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of Shares and pursuant to a paying agent agreement in customary form, cash in immediately available dollar-denominated funds in the aggregate amount necessary for the Paying Agent to make the payments contemplated by Section 4.1(a) (such cash, the “Exchange Fund”).  If Surviving Corporation determines to invest the Exchange Fund, Surviving Corporation shall cause the Paying Agent to invest the Exchange Fund in direct short-term obligations of, or obligations fully guaranteed by the full faith and credit of, the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing, and, in each case, with maturities not exceeding three (3) months.  To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reasons below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to Section 4.(a), Surviving Corporation shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly paid to Surviving Corporation.

(b)           Exchange Procedures.  Promptly (and in any event within three (3) Business Days) following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration.  Upon surrender of a Certificate (or an affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.5) equal to the product of (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)), multiplied by (B) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or affidavits of loss, as the case may be.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable transfer Taxes and other similar Taxes required to be paid in connection with such transfer of ownership of Shares have been paid or are not applicable.

(c)           Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be (subject to compliance with the exchange procedures of Section 4.2(b)) cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d)           Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration upon due surrender of such holder’s Certificates (or affidavits of loss in lieu thereof, and subject to compliance with the exchange procedures of Section 4.2(b)), without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.  If any Certificate has not been surrendered by the date immediately prior to the date on which the cash amount that such Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Entity, then such cash amount shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(e)           Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and on such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will (subject to compliance with the exchange procedures of Section 4.2(b)) issue a check in the amount equal to the product of (i) the number of Shares represented by such lost, stolen or destroyed Certificate, multiplied by (ii) the Per Share Merger Consideration.

(f)           Appraisal Rights.  No Person who properly demands appraisal of his Shares pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn such demand or otherwise lost such Person’s right to appraisal under the DGCL.  Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder at the time provided by Section 262 of the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Excluded Shares shall thereupon be treated as if they had been converted into the right to receive the Per Share Merger Consideration, and the Surviving Corporation shall remain liable for payment of the Per Share Merger Consideration for such Shares.  The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.3           Treatment of Stock Plan.

(a)           Options.  At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) awarded under the Heelys, Inc. 2006 Stock Incentive Plan, as amended and restated as of May 20, 2010 (the “Stock Plan”), shall fully vest and be cancelled and shall only entitle the holder thereof to receive an amount in cash as soon as practicable following the Effective Time equal to (i) the product of (A) the total number of Shares subject to a Company Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less (ii) applicable Taxes required to be withheld with respect to such payment.

(b)           Restricted Stock Units.  At the Effective Time, any vesting conditions or restrictions applicable to any restricted stock units (each such unit, a unit of “Company Restricted Stock”) granted pursuant to the Stock Plan shall lapse.

(c)           Corporate Actions.  At or prior to the Effective Time, the Company, the Company Board and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Sections 4.3(a) and 4.3(b).

4.4           Adjustments to Prevent Dilution.  In the event that after the date hereof the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend, distribution or division, recapitalization, merger, issuer tender offer or issuer exchange offer or other similar transaction, the Per Share Merger Consideration shall be appropriately and proportionately adjusted.

4.5           Withholding Rights.  Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect thereto under the Internal Revenue Code of 1986 (the “Code”) or any other applicable state, local or foreign Law relating to Taxes.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (a) shall be remitted to the applicable Governmental Entity as required by applicable Law, and (b) shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction or withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties of the Company.  Except as set forth in the correspondingly numbered section of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)           Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has full power and authority to own, operate or lease its properties and assets now owned, operated or leased by it and to carry on its business as currently conducted.  Section 5.1(a) of the Company Disclosure Letter sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties and assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except to the extent the failure to so qualify or be licensed would have a Material Adverse Effect.  Section 5.1(a) of the Company Disclosure Letter sets forth all of the direct and indirect Subsidiaries of the Company (the “Heelys Subsidiaries”), the capitalization of each Heelys Subsidiary, and each jurisdiction in which such Heelys Subsidiary is licensed or qualified to do business.  No Person, other than the Company or a wholly-owned Subsidiary of the Company, has any ownership interest in any Heelys Subsidiary.  Each Heelys Subsidiary is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except to the extent the failure to so qualify or be licensed would have a Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the Company’s and each Heelys Subsidiary’s certificates of incorporation and bylaws or comparable governing documents, each as amended as of the date hereof, and each as so delivered is in full force and effect.

As used in this Agreement, the term “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and the Heelys Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that the following shall be excluded from the definition of “Material Adverse Effect,” and shall not be taken into account in determining whether a Material Adverse Effect shall have occurred: (i) adverse changes in the general business or economic conditions or the capital, financial, banking or currency markets; (ii) adverse changes in the conditions generally affecting the industry in which the Company operates; (iii) adverse changes arising as a result of the announcement or pendency of this Agreement or any transaction contemplated hereby, including the Merger, including any adverse change in the relationship of the Company or any Heelys Subsidiary with its employees, customers, suppliers, and contractual counterparties (except any material breach by an employee, customer, supplier or contractual counterparty of any Material Contract with the Company or any Heelys Subsidiary), and any litigation resulting from any such adverse change in relationship; (iv) (A) any action or omission required or expressly permitted by this Agreement, (B) any action taken at the written request of Parent or Merger Sub, (C) the failure of the Company to take any action resulting from Parent’s failure to grant any consent to take such action otherwise prohibited by this Agreement; (v) any changes in Laws or applicable accounting regulations or principles, or interpretations thereof; and (vi) the commencement or escalation of war, terrorism or armed hostilities, or natural disasters; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (v) or (vi) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such event, occurrence, fact, condition or change has a disproportionate effect on the Company or the Heelys Subsidiaries, taken as a whole, as compared to other companies operating in the industries or geographic regions in which the Companies or the Heelys Subsidiaries operate.

(b)           Capital Structure.  The authorized capital stock of the Company consists of 75,000,000 Shares, of which 27,571,052 were outstanding as of the close of business on November 15, 2012.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  As of the close of business on November 15, 2012, there were 2,972,725 Shares reserved for issuance under the Stock Plan.  Section 5.1(b) of the Company Disclosure Letter sets forth a true and complete list of Company Options and Company Restricted Stock issued and outstanding as of the close of business on November 15, 2012, including the holder, date of grant, term, number of Shares and, where applicable, exercise price.  Each Company Option has been granted with an exercise price no less than the fair market value of the underlying shares on the date of grant. Each of the outstanding shares of capital stock or other securities of each Heelys Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or another Heelys Subsidiary, free and clear of any Encumbrance.  Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any Heelys Subsidiary to issue or sell any shares of capital stock or other securities of the Company or any Heelys Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any Heelys Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except as set forth in Section 5.1(b) of the Company Disclosure Schedule, neither the Company nor any Heelys Subsidiary (i) is a party to any agreement with respect to the voting of any securities of the Company of any Heelys Subsidiary (other than this Agreement) or (ii) has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of the Company or any Heelys Subsidiary.  Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c)           Corporate Authority; Approval and Fairness.

(i)           The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby including the Merger, subject only, with respect to the consummation of the Merger, to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”).  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).  When each other Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability maybe limited by the Bankruptcy and Equity Exception.

(ii)          At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by the unanimous vote of all directors of the Company (A) determining that the transactions contemplated by this Agreement, including the Merger, constitute a “Superior Proposal” as defined in the Evergreen Agreement, (B) confirming that the Company complied with the terms of Section 6.03 of the Evergreen Agreement and (C) terminating the Evergreen Agreement pursuant to Section 9.01(c)(iv) thereof in order to enter into this Agreement, (D) approving and declaring advisable this Agreement, the Merger, the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby in accordance with the requirements of the DGCL, (E) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and to the holders of the Shares and (F) recommending that the holders of Shares vote their Shares in favor of adopting this Agreement (such recommendation, the “Company Recommendation”), and, as of the date hereof, none of the aforesaid actions by the Company Board have been amended, rescinded or modified.  Assuming the accuracy of the representations and warranties set forth in Section 5.2(j), the Company Board has taken all actions necessary so that Parent and Merger Sub will not be prohibited by Section 203 of the DGCL from entering into this Agreement or the Voting Agreements or consummating the Merger and the other transactions contemplated hereby in the manner contemplated hereby and to ensure that Section 203 of the DGCL will not impose any additional procedural, voting, approval or other restrictions on the timely consummation of the Merger and the other transactions contemplated hereby or restrict, impair or delay the ability of Parent or Merger Sub to engage in the Merger or the other transactions contemplated hereby with the Company.  No other state takeover statute applies to this Agreement, the Merger or the other transactions contemplated hereby.

(iii)           The Company Board has received the oral opinion of its financial advisor, Roth Capital Partners, LLC, to the effect that, as of the date hereof, the consideration to be received by the holders of the Shares pursuant to the Merger and the other transactions contemplated hereby is fair from a financial point of view to such holders.  A written version of such opinion will be delivered to Parent promptly following its receipt by the Company, it being agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

(d)           Governmental Filings; No Violations.

(i)           Other than (A) the filing of the Delaware Certificate of Merger, (B) compliance with the applicable requirements of the Exchange Act, including filing of the Proxy Statement in connection with the Company Requisite Vote, (C) compliance with the rules and regulations of NASDAQ or FINRA and (D) the other filings, consents and/or notices set forth on Section 5.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental, administrative or regulatory authority, agency, commission, body, court or tribunal of competent jurisdiction, or any self-regulated organization or other non-governmental regulatory or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law) or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated hereby.

(ii)          Except as set forth in Section 5.1(d)(ii) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the other Transaction Documents to which the Company is a party, do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not: (A) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company or the comparable governing instruments of any Heelys Subsidiary; (B) assuming compliance with the matters referred to in Section 5.1(d)(i) and receipt of the Company Requisite Vote, conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to the Company or any Heelys Subsidiary; (C) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company or any Heelys Subsidiary is a party or by which the Company or any Heelys Subsidiary is bound or to which any of their respective assets are subject; or (D) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances) on the assets of the Company or any Heelys Subsidiary.

(e)           SEC Reports; Financial Statements.

(i)          The Company has filed or furnished with the SEC all forms, reports and documents required to be filed or furnished by it under the Securities Act or the Exchange Act (collectively, the “Heelys SEC Documents”).  Each of the Heelys SEC Documents, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  None of the Heelys SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein which has been corrected or otherwise disclosed or updated in a subsequent Heelys SEC Document).  The consolidated audited and unaudited financial statements of the Company (collectively, the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in the Financial Statements, including the related notes), comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of the Company and the Heelys Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, and except for the absence of certain footnote information in the unaudited statements.

(ii)         Except as set forth in Section 5.1(e)(ii) of the Company Disclosure Letter, neither the Company nor any of the Heelys Subsidiaries has any Liabilities, except (a) those which are adequately reflected or reserved against on the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past custom and practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(iii)        As of November 30, 2012, the Company’s cash position was no less than the amount set forth on Section 5.1(e)(iii) of the Disclosure Letter.

(f)            Information Supplied.  The Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein that are based on information derived from Parent’s public SEC filings or supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

(g)           Absence of Certain Changes.  Except as set forth in Section 5.1(g) of the Company Disclosure Letter, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past custom and practice, with respect to the Company and the Heelys Subsidiaries, there has not been any:

(i)          Material Adverse Effect;

(ii)         material change in any method of accounting or accounting practice, except as required by GAAP;

(iii)        entry into any Material Contract;

(iv)        incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past custom and practice;

(v)         transfer, assignment, sale or other disposition of any of the material assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(vi)       cancellation of any material debts or claims, or any material amendment, termination or waiver of any material rights constituting material assets;

(vii)       transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(viii)      material damage, destruction or loss, or any material interruption in use, of any material assets, not covered by insurance;

(ix)        acceleration, termination, material modification to or cancellation of any Contract or Permit, other than pursuant to its terms;

(x)          material capital expenditures;

(xi)         imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the material assets of the Company or any Heelys Subsidiary;

(xii)       grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any employee of the Company or any Heelys Subsidiary, other than as provided for in any written agreements or consistent with past custom and practice, or change in the terms of employment for any employee of the Company or any Heelys Subsidiary;

(xiii)     entry into or termination of any employment agreement or collective bargaining agreement covering any of the employees of the Company or any Heelys Subsidiary, whether written or oral, or modification of the terms of any such existing agreement;

(xiv)      loan to, or entry into any other transaction with, any employee of the Company or any Heelys Subsidiary;

(xv)       adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xvi)      purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $5,000, individually (or in the case of a lease, per annum) or $5,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past custom and practice;

(xvii)     adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any Employees (or any such action taken with respect to any other Benefit Plan);

(xviii)    declaration, authorization, or payment of any dividend or other distribution, in cash, stock, property or otherwise, with respect to any capital stock of the Company or any Heelys Subsidiary (except for dividends paid by any Heelys Subsidiary to the Company or to another Heelys Subsidiary); or

(xix)       any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(h)           Material Contracts.  Section 5.1(h) of the Company Disclosure Letter lists each of the following Contracts (x) by which any of the assets of the Company or any Heelys Subsidiary are bound or affected or (y) to which the Company or any Heelys Subsidiary is bound (each, a “Material Contract”):

(i)          all Contracts involving aggregate consideration in excess of $5,000 and which, in each case, cannot be cancelled by the Company or applicable Heelys Subsidiary without penalty or without more than thirty (30) days’ notice;

(ii)         all Contracts that expire on or after December 31, 2013;

(iii)        all Contracts that require the Company or any Heelys Subsidiary to purchase or sell a stated portion of the requirements or outputs of the business or that contain “take or pay” provisions;

(iv)        all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v)         all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii)       all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which, in each case, cannot be cancelled (A) by the Company or applicable Heelys Subsidiary without penalty or payment in excess of $5,000 or (B) without more than thirty (30) days’ notice;

(viii)      except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including guarantees);

(ix)         all Contracts with any Governmental Entity;

(x)         all Contracts that limit or purport to limit the ability of the Company or any Heelys Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)         all joint venture, partnership or similar Contracts;

(xii)        all Contracts for the sale of any of the material assets of the Company or any Heelys Subsidiary or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any such material assets;

(xiii)       all powers of attorney with respect to the Company or any Heelys Subsidiary or any of the material assets of the Company or any Heelys Subsidiary;

(xiv)      all Contracts relating to the Intellectual Property Assets or the Intellectual Property Licenses;

(xv)       all Contracts concerning the occupancy, management or operation of any Leased Real Property (including brokerage contracts);

(xvi)      all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xvii)     all other Contracts that are material to the Company, any Heelys Subsidiary or the operation of the business and not previously disclosed pursuant to this Section 5.1(h).

(xviii)    Each Material Contract is valid and binding on the Company or Heelys Subsidiary that is a party to such Material Contract in accordance with its terms and is in full force and effect, except as such enforceability may be limited by the Bankruptcy and Equity Exception.  None of the Company, any Heelys Subsidiary or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has provided to Parent (i) a true, correct and complete copy of each written Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) and (ii) an accurate written description setting forth the terms and conditions of each oral Material Contract.  There are no material disputes pending or threatened under any Material Contract.

(i)            Title to Assets.  The Company or a Heelys Subsidiary has (i) good and valid title to each of the assets reflected on the Balance Sheet as being owned, and (ii) a valid leasehold interest in each asset reflected on the Balance Sheet as being leased by the Company or any Heelys Subsidiary. All such assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”);

(i)          those items set forth in Section 5.1(i) of the Company Disclosure Letter;

(ii)         liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)        mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past custom and practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company or any of the Heelys Subsidiaries;

(iv)        easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Company or any of the Heelys Subsidiaries and which do not prohibit or interfere with the current operation of any Leased Real Property; or

(v)         liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past custom and practice which are not, individually or in the aggregate, material to the Company or any of the Heelys Subsidiaries.

(j)            Condition and Sufficiency of Assets. Section 5.1(j) of the Company Disclosure Letter sets forth a complete and accurate list of all tangible personal property having a value in excess of $25,000 or which, if not available to the Company or the Heelys Subsidiaries, would have a Material Adverse Effect.  Except as set forth in Section 5.1(j) of the Company Disclosure Letter, to the Company’s Knowledge, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and the Heelys Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and to the Knowledge of the Company, none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs that would cost in excess of $25,000 individually or $100,000 in the aggregate. The assets of the Company and the Heelys Subsidiaries constitute all of the rights, property and assets necessary to conduct the business as currently conducted.

(k)           Real Property.

(i)          Section 5.1(k) of the Company Disclosure Letter sets forth each parcel of real property leased by the Company or any Heelys Subsidiary and used in or necessary for the operation of the business as currently conducted (together with all rights, title and interest of the Company and each of the Heelys Subsidiaries in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true, correct and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of the Heelys Subsidiaries holds any Leased Real Property (each, a “Lease” and collectively, the “Leases”). The Company has delivered or made available to Parent a true, correct and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each Lease:

(1)         such Lease is valid, binding, enforceable and in full force and effect, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(2)         possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and, to the Company’s Knowledge, there are no disputes with respect to such Lease;

(3)         there has been no breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease, and all rent due and payable under such Lease has been paid;

(4)         no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(5)         no notice of any default or event has been given or received that, with notice or lapse of time, or both, would constitute a default under such Lease and, to the Company’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(6)         there are no subleases, and the right to use or occupy such Leased Real Property or any portion thereof has not assigned or otherwise granted to any Person; and

(7)         no pledge, mortgage or other Encumbrance has been granted on the leasehold interest.

(ii)         To the Company’s Knowledge, the Leased Real Property and all plants, buildings and improvements located thereon conform in all material respects to all applicable building codes and zoning ordinances or other governmental or regulatory Laws, and none of the Company nor any of the Heelys Subsidiaries has received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(iii)         To the Company’s Knowledge, there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property.  All improvements located on the Leased Real Property have direct access to a public road adjoining such Leased Real Property.  To the Company’s Knowledge, no such improvements or accessways encroach on land not included in the Leased Real Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Leased Real Property.

(iv)        The Leased Real Property constitutes all of the real property necessary to operate the business as currently operated.

(v)         Except as set forth on Section 5.1(k) of the Company Disclosure Letter, all permits, licenses and other approvals necessary to the current occupancy and use of the Leased Real Property have been obtained, are in full force and effect and have not been violated, except where the failure to obtain and maintain such permits, licenses or approvals or the violation thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(vi)        Neither the Company nor any Heelys Subsidiary owns any real property.

(l)           Intellectual Property.

(i)          Section 5.1(l) of the Company Disclosure Letter sets forth a complete and accurate list of all Intellectual Property Assets that are (i) subject to Intellectual Property Registrations or (ii) that are not subject to Intellectual Property Registrations but that are material to the operation of the business. All required filings and fees related to the Intellectual Property Registrations to which any of the Intellectual Property Assets are subject have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Intellectual Property Registrations to which any of the Intellectual Property Assets are subject are otherwise in good standing. The Company has provided or made available to Parent true, correct and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations to which any of the Intellectual Property Assets are subject.

(ii)         Except as set forth on Section 5.1(l) of the Company Disclosure Letter, the Company and the Heelys Subsidiaries collectively own all right, title and interest in and to the Intellectual Property Assets that are subject to Intellectual Property Registrations, free and clear of Encumbrances and neither the Company nor any Heelys Subsidiary has received any written notice or claim challenging its exclusive ownership of any of the Intellectual Property Assets. The Company and the Heelys Subsidiaries are in material compliance with all legal requirements applicable to the Intellectual Property Assets and the Company’s and the Heelys Subsidiaries’ ownership and use thereof.

(iii)        The Company has provided or made available to Parent true, correct and complete copies of all agreements with current and former employees and independent contractors of the Company or any of the Heelys Subsidiaries whereby such employees and independent contractors (i) assigned to the Company or any of the Heelys Subsidiaries any ownership interest and right they may have had in the Intellectual Property Assets; and (ii) acknowledged the Company’s or any of the Heelys Subsidiaries’ exclusive ownership of all Intellectual Property Assets.

(iv)        Section 5.1(l) of the Company Disclosure Letter lists all material Intellectual Property Licenses. The Company has provided or made available to Parent true, correct and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between each of the Company or Heelys Subsidiary that is a party thereto and the other parties thereto, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the Company or applicable Heelys Subsidiary and such other parties are in material compliance with the terms and conditions of such Intellectual Property Licenses.

(v)         To the Company’s Knowledge, the Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by the Company or the Heelys Subsidiaries and the conduct of the business as currently and formerly conducted by the Company and the Heelys Subsidiaries have not and do not infringe, violate or misappropriate the Intellectual Property of any Person.  Except as set forth on Section 5.1(l) of the Company Disclosure Letter, neither the Company nor any of the Heelys Subsidiaries has received any communication, and no Action has been instituted, settled or, to the Company’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property Assets or Intellectual Property Licenses is subject to any outstanding Governmental Order.

(vi)        Section 5.1(l) of the Company Disclosure Letter lists all licenses, sublicenses and other agreements pursuant to which the Company or any of the Heelys Subsidiaries grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. The Company has provided or made available to Parent true, correct and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company or Heelys Subsidiary that is a party thereto and the other parties thereto, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and the Company or applicable Heelys Subsidiary and such other parties are in material compliance with the terms and conditions of such agreements. To the Company’s Knowledge, no Person is infringing, violating or misappropriating any of the Intellectual Property Assets, except to the extent that any such infringement, violation or misappropriation would not have a Material Adverse Effect.

(m)           Inventory.  All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past custom and practice, except for obsolete, damaged, defective or slow moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Company or a Heelys Subsidiary free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and the Heelys Subsidiaries.

(n)           Accounts Receivable.  The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or a Heelys Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past custom and practice; and (b) constitute only valid, undisputed claims of the Company or Heelys Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past custom and practice. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(o)           Customers and Suppliers.

(i)          Section 5.1(o)(i) of the Company Disclosure Letter sets forth (i) each customer who has paid aggregate consideration to the Company or the Heelys Subsidiaries for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (each, a “Material Customer”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither the Company nor any Heelys Subsidiary has received notice that any of the Material Customers has ceased, nor to the Company’s Knowledge do any of the Material Customers intend to cease, to use the goods or services of the Company or the Heelys Subsidiaries or to otherwise terminate or materially reduce its relationship with the Company or the Heelys Subsidiaries.

(ii)         Section 5.1(o)(ii) of the Company Disclosure Letter sets forth (i) each supplier to whom the Company or the Heelys Subsidiaries have paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (each, a “Material Supplier”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth on Section 5.1(o)(ii) of the Company Disclosure Letter, neither the Company nor any Heelys Subsidiary has received any notice that any of the Material Suppliers has ceased, or intends to cease, nor to the Company’s Knowledge do any of the Material Suppliers intend to cease to supply goods or services to the Company or any Heelys Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or any Heelys Subsidiary.

(p)           Insurance.  Section 5.1(p) of the Company Disclosure Letter sets forth (a) a true, correct and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company, any Heelys Subsidiary or any of their respective Affiliates (each, an “Insurance Policy”); and (b) with respect to the Company and the Heelys Subsidiaries, a list of all pending claims and the claims history for the Company and the Heelys Subsidiaries since January 1, 2012.  Except as set forth in Section 5.1(p) of the Company Disclosure Letter, there are no claims related to the Company or any Heelys Subsidiary pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any Heelys Subsidiary, nor any of their respective Affiliates, has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (y) have not been subject to any lapse in coverage. Neither the Company nor any Heelys Subsidiary, nor any of their respective Affiliates, is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True, correct and complete copies of the Insurance Policies have been made available to Parent.

(q)           Legal Proceedings; Governmental Orders.

(i)          Except as set forth in Section 5.1(q) of the Company Disclosure Letter, there are no Actions pending or, to the Company’s Knowledge, threatened against or by the Company or any Heelys Subsidiary (a) relating to or affecting the Company or any Heelys Subsidiary; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(ii)         Except as set forth in Section 5.1(q) of the Company Disclosure Letter, there are no outstanding Governmental Orders addressed to or naming as a party the Company or any Heelys Subsidiary, and there are no unsatisfied judgments, penalties or awards against, relating to or affecting the Company or any Heelys Subsidiary.

(r)           Compliance with Laws; Permits.

(i)          Except as set forth in Section 5.1(r) of the Company Disclosure Letter, the Company and each Heelys Subsidiary has been, and is currently, in compliance in all material respects, with all Laws applicable to the conduct of the business as currently conducted or the ownership and use of the assets of the Company and the Heelys Subsidiaries.

(ii)         All material Permits required for the Company and the Heelys Subsidiaries to conduct the business as currently conducted or for the ownership and use of the assets have been obtained by the Company or the applicable Heelys Subsidiary and are valid and in full force and effect. All material fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 5.1(r) of the Company Disclosure Letter lists all current Permits issued to the Company and the Heelys Subsidiaries which are related to the conduct of the business as currently conducted or the ownership and use of the assets, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 5.1(r) of the Company Disclosure Letter.

(s)           Environmental Matters.

(i)          The operations of the Company and the Heelys Subsidiaries have been, and are currently, in compliance in all material respects with all Environmental Laws. Neither the Company nor any Heelys Subsidiary has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(ii)         The Company and the Heelys Subsidiaries do not have any Environmental Permits and none is necessary for the operation of the business as currently conducted or the ownership, lease, operation or use of the assets as currently owned, leased, operated or used.  To the Company’s Knowledge, there is not any condition, event or circumstance related to Environmental Law that prevents or impedes the conduct of the business as currently conducted, or the ownership, lease, operation or use of the assets as currently owned, leased, operated or used.  Neither the Company nor any Heelys Subsidiary has received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(iii)        To the Company’s Knowledge, none of the business or the assets or any real property currently or formerly owned, leased or operated by the Company or any of the Heelys Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(iv)        To the Company’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or the assets or any real property currently or formerly owned, leased or operated by the Company or any Heelys Subsidiary, and to the Company’s Knowledge, neither the Company nor any of the Heelys Subsidiaries has received an Environmental Notice that the business or any of the assets or real property currently or formerly owned, leased or operated by the Company or any Heelys Subsidiary (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any Heelys Subsidiary.

(v)         Section 5.1(s) of the Company Disclosure Letter contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company or any Heelys Subsidiary.

(vi)        To the Company’s Knowledge, Section 5.1(s) of the Company Disclosure Letter contains a list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Heelys Subsidiary or any predecessors, in connection with the business or the assets as to which the Company or any Heelys Subsidiary may retain liability, and to the Company’s Knowledge, none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither the Company nor any of the Heelys Subsidiaries has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Heelys Subsidiary.

(vii)       Neither the Company nor any of the Heelys Subsidiaries has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(viii)      The Company has provided or otherwise made available to Parent and listed in Section 5.1(s) of the Company Disclosure Letter: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or the assets or any real property currently or formerly owned, leased or operated by the Company or any of the Heelys Subsidiaries which are in the possession or control of the Company or any of the Heelys Subsidiaries related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(ix)         Neither the Company nor any of the Heelys Subsidiaries is aware of or reasonably anticipates any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that could reasonably be likely to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or the assets as currently carried out by the Company or any Heelys Subsidiary.

(x)          Neither the Company nor any of the Heelys Subsidiaries owns any Environmental Attributes.

(t)            Employee Benefit Matters.

(i)          Section 5.1(t) of the Company Disclosure Letter contains a true, correct and complete list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more Employees, former employees and the beneficiaries and dependents of any such Employee or former employee of the Company or any Heelys Subsidiary, and is maintained, sponsored, contributed to, or required to be contributed to by Company or any Heelys Subsidiary, or under which the Company or any Heelys Subsidiary has or may have any liability for premiums or benefits (as listed on Section 5.1(t) of the Company Disclosure Letter, each, a “Benefit Plan”).

(ii)         With respect to each Benefit Plan, the Company has made available to Parent true, correct and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(iii)        Except as set forth in Section 5.1(t) of the Company Disclosure Letter, each Benefit Plan, or in the case of each Benefit Plan that is a multiemployer plan, to the Company’s Knowledge, complies, with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder).  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any Heelys Subsidiary or, with respect to any period on or after the Closing Date, any of Parent or any of its Affiliates, including the Company, to a penalty under Section 502 of ERISA or to an excise Tax under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and the accounting principles. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company or any Heelys Subsidiary or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, including the Company, to a Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a lien under Section 412(n) of the Code.

(iv)        Except as set forth in Schedule 5.1(t)(iv) of the Company Disclosure Letter, no Benefit Plan (i) provides for defined benefit pension benefits; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (iii) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), and no Employee is, or at any time will become, entitled to any payment, benefit or right, or any increased or accelerated payment, benefit or right, or any payment of any amount under any Benefit Plan that could individually or in combination with any other such payment constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or fail to be deductible by reason of Section 162 or 404 of the Code, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(v)         Neither the Company, the Heelys Subsidiaries, nor any of their respective Affiliates, (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; (ii) has any assets subject to a lien for unpaid contributions to any Benefit Plan which would be a liability of the Company or any Heelys Subsidiary or become a liability of Parent or its Affiliates, including the Company; (iii) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any pension plan which would be a liability of the Company or any Heelys Subsidiary; or (iv) is engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA which would be a liability of the Company or any Heelys Subsidiary or become a liability of Parent or any of its Affiliates, including the Company.

(vi)        Except as set forth in Section 5.1(t)(vi) of the Company Disclosure Letter, other than as required under Section 601 et. seq. of ERISA, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(vii)       Except as set forth in Section 5.1(t)(vii) of the Company Disclosure Letter, there is no pending or, to the Company’s Knowledge, threatened action relating to a Benefit Plan, and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(viii)     Except as set forth in Section 5.1(t)(viii) of the Company Disclosure Letter, there has been no amendment to, announcement by the Company or any Heelys Subsidiary or any of their respective Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year with respect to any Employee.  Neither the Company, nor any Heelys Subsidiary, nor any of their respective Affiliates, has any commitment or obligation or has made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(ix)         Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including proposed regulations, notices, rulings, and final regulations).

(x)          Except as set forth in Section 5.1(t)(x) of the Company Disclosure Letters, no Benefit Plan exists that could (i) result in the payment to any Employee of any money or other property; or (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, except as a result of any partial plan termination resulting from this Agreement, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement.

(xi)         With respect to any multiemployer Benefit Plan, as described in Section 4001(a)(3) of ERISA (“MPPAA Plan”): (i) all contributions required to be made with respect to Employees of the Company or any Heelys Subsidiary have been timely paid; (ii) neither the Company, nor any Heelys Subsidiary has incurred, and none will incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such MPPAA Plan (whether by reason of the transactions contemplated by this Agreement or otherwise); and (iii) no such MPPAA Plan is, or is it expected to be, insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist, with respect to any such MPPAA Plan.

(u)           Employment Matters.

(i)          Section 5.1(u)(i) of the Company Disclosure Letter contains a list of all persons who are Employees, consultants, or contractors of the Company or any Heelys Subsidiary as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) a description of the fringe benefits provided to each such individual as of the date hereof; (vii) whether such Person is an Employee, consultant or contractor; and (viii) the entity that employs or engages such individual. Except as set forth in Section 5.1(u) of the Company Disclosure Letter, as of the date hereof, all commissions and bonuses payable to Employees, consultants, or contractors of the Company or any Heelys Subsidiary for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company or any Heelys Subsidiary with respect to any commissions, bonuses or increases in compensation.

(ii)         Except as set forth in Section 5.1(u)(ii) of the Company Disclosure Letter, neither the Company nor any Heelys Subsidiary is a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, attempting to represent any Employee. Except as set forth in Section 5.1(u)(ii) of the Company Disclosure Letter, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any Heelys Subsidiary or any of their respective Employees.

(iii)        The Company and the Heelys Subsidiaries have been, and are currently, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or any Heelys Subsidiary as consultants or contractors are properly treated as independent contractors under all applicable Laws. There are no Actions against the Company or any Heelys Subsidiary pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor of the Company or any Heelys Subsidiary, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(iv)        Neither the Company nor any Heelys Subsidiary has violated the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law (the “WARN Act”).  During the ninety (90) day period prior to the date of this Agreement, neither the Company nor any Heelys Subsidiary has terminated any employees, and during the ninety (90) day period prior to the Closing Date, neither the Company nor any Heelys Subsidiary will have terminated any employees.  Neither the Company nor any Heelys Subsidiary has any plans to undertake any action in the future that would trigger the WARN Act.

(v)           Taxes. Except as set forth on Section 5.1(v) of the Company Disclosure Letter:

(i)          The Company and each of the Heelys Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were, and continue to be, correct and complete in all material respects and were prepared in material compliance with all applicable Laws. All Taxes owed by the Company and the Heelys Subsidiaries have been paid.  Neither the Company, nor any of the Heelys Subsidiaries currently (A) is the subject of any audit in respect of Taxes or (B) is the beneficiary of any extension of time within which to file any Tax Return nor have they waived any statute of limitations in respect of Taxes. Except as set forth in Section 5.1(v) of the Company Disclosure Letter, no claim has ever been made by a Governmental Entity in a jurisdiction where the Company and the Heelys Subsidiaries do not file Tax Returns that the Company or a Heelys Subsidiary is or may be subject to taxation by that jurisdiction.  There are no liens in respect of Taxes on the assets of the Company or any Heelys Subsidiary.

(ii)         The Company and each of the Heelys Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 or similar reports required with respect thereto by a Governmental Entity have been properly completed and timely filed.

(iii)        To the Company’s Knowledge, no Governmental Entity is expected to assess any additional Taxes for any period for which Tax Returns have been filed.

(iv)        The unpaid Taxes of the Company and the Heelys Subsidiaries (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (set forth on the face of the most recent Financial Statements) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Heelys Subsidiaries in filing their Tax Returns.

(v)         Neither the Company nor any Heelys Subsidiary has any obligation to make a payment that is not deductible under Section 280G of the Code.

(w)           Product Liability Claims. To the Company’s Knowledge, except as set forth on Section 5.1(w) of the Company Disclosure Letter, neither the Company nor any Heelys Subsidiary is subject to any known asserted claims for liability on account of products sold or services rendered on or prior to such date, which are not fully covered, including all costs of defense and investigation related to such claims, by its or its vendors’ general liability insurance policies.

(x)           Transactions with Affiliates.  Except as set forth on Section 5.1(x) of the Company Disclosure Letter, (i) there are no Contracts, understandings (in each case whether written or oral), liabilities or obligations between the Company or any Heelys Subsidiary, on the one hand, and any other Heelys Subsidiary or Affiliate of the Company or any Heelys Subsidiary or immediate family member thereof or, to the Company’s Knowledge, any former equity holder or any current or former officer or director of the Company or any Heelys Subsidiary, on the other hand, (ii) neither the Company nor any Heelys Subsidiary provides or causes to be provided any assets, services or facilities to any Person described in clause (i) of this Section 5.1(x), (iii) no Person described in clause (i) of this Section 5.1(x) provides or causes to be provided any assets, services or facilities to the Company or any Heelys Subsidiary, or derives any benefit from any assets, services or facilities of the Company or any Heelys Subsidiary (other than as explicitly contemplated by the terms of such Person’s employment by the Company or any Heelys Subsidiary).

(y)           Brokers.  Except for Roth Capital Partners, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Company or any of its Affiliates.

5.2           Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)           Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)           Corporate Authority.  Each of Parent and Merger Sub has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its respective obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated hereby and thereby.  The execution and delivery by each of Parent and Merger Sub of this Agreement and any other Transaction Documents to which it is a party, the performance by each of Parent and Merger Sub of its respective obligations hereunder and thereunder and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each of Parent and Merger Sub.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.  When each other Transaction Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against Parent or Merger Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.  The board of directors of each of Parent and Merger Sub has approved this Agreement and the Merger and the other transactions contemplated hereby, and no vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger and the other transactions contemplated hereby.

(c)           No Conflicts; Consents.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, the execution, delivery and performance by Parent and Merger Sub of the Transaction Documents to which Parent or Merger Sub is a party, and the consummation of the Merger and the other transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation or other organizational documents of either Parent or Merger Sub; (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which either of Parent or Merger Sub is a party.  Other than (A) the filing of the Delaware Certificate of Merger, (B) compliance with the applicable requirements of the Exchange Act and (C) compliance with the rules and regulations of NASDAQ or FINRA, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to either of Parent or Merger Sub in connection with the execution and delivery of this Agreement, or by or with respect to either of Parent or Merger Sub in connection with the other Transaction Documents, and the consummation of the Merger and the other transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on Parent (including applicable federal and state securities filings).

(d)           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of either of Parent or Merger Sub.

(e)            Legal Proceedings. There are no Actions pending or, to Parent’s knowledge, threatened against or by Parent or any Affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the Merger or the other transactions contemplated hereby.

(f)            Disclaimers of Representations and Warranties. Parent and Merger Sub acknowledge that the express representations and warranties of the Company contained in this Agreement and the other Transaction Documents are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF THE COMPANY IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, PARENT AND MERGER SUB ACKNOWLEDGE THAT THE COMPANY HAS NOT MADE, AND HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND PARENT AND MERGER SUB HEREBY EXPRESSLY WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO PARENT BY OR ON BEHALF OF THE COMPANY.  EXCEPT FOR THE EXPRESS REPRESENTATIONS IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE COMPANY EXPRESSLY DISCLAIMS AND NEGATES, AND PARENT AND MERGER SUB HEREBY WAIVE, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES OF THE COMPANY AND THE HEELYS SUBSIDIARIES (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE (EXCEPT AS OTHERWISE CONTEMPLATED BY THIS AGREEMENT), (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW.  THE COMPANY AND PARENT AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 5.2(f) ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.  NOTWITHSTANDING THE FOREGOING, THE PARENT AND MERGER SUB DO NOT WAIVE ANY RIGHTS WITH RESPECT TO FRAUD OR INTENTIONAL MISREPRESENTATION MADE BY OR ON BEHALF OF THE COMPANY.

(g)           Independent Investigation. Parent and Merger Sub represent and acknowledge that they are knowledgeable of the Company’s business and of the usual and customary practices of companies such as the Company, and that they have had (or will have prior to the Closing) access to the Company, the officers and employees of the Company, and the books, records and files of the Company, and in making the decision to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby, Parent has relied solely on the basis of its own independent due diligence investigation of the Company and upon the provisions of this Agreement and the other Transaction Documents, and not on any other representations or warranties of the Company or any other Person not contained in this Agreement or one of the other Transaction Documents.  Notwithstanding the foregoing, Parent’s independent due diligence investigation does not adversely affect in any manner its ability to rely on the provisions of this Agreement or any of the other Transaction Documents or any of its rights with respect thereto.

(h)           Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(i)            Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.  Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has not engaged in any business other than those incidental to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

(j)            No Interested Stockholder.  None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three (3) years, an “interested stockholder” of the Company, in each case as those terms are defined in Section 203 of the DGCL.  Within the last three (3) years, none of Parent, Merger Sub or any of their Affiliates has beneficially owned, directly or indirectly, any Shares.

ARTICLE VI

COVENANTS

6.1           Interim Operations.

(a)           From the date hereof until the Closing Date, except as otherwise provided in this Agreement, set forth on Section 6.1 of the Company Disclosure Letter or consented to in writing by Parent, the Company shall (x) conduct its business in the ordinary course of business consistent with past custom and practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current business organization and operations and to preserve its rights and goodwill and its relationship with its Employees, customers, lenders, suppliers, regulators and others having relationships with the Company or any Heelys Subsidiary.  Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise provided in this Agreement, set forth on Section 6.1 of the Company Disclosure Letter or consented to in writing by Parent, the Company shall:

(i)          preserve and maintain all Permits required for the conduct of the business as currently conducted;

(ii)         pay the debts, Taxes and other obligations of the business when due;

(iii)        continue to collect accounts receivable in a manner consistent with past custom and practice;

(iv)        maintain the properties and assets of the Company and the Heelys Subsidiaries in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(v)         continue in full force and effect without modification all Insurance Policies;

(vi)        defend and protect the properties and assets of the Company and the Heelys Subsidiaries from infringement or usurpation consistent with custom and practice over the 12 month period immediately prior to the date hereof;

(vii)       perform all of its obligations under all Material Contracts timely in a manner consistent with past custom and practice;

(viii)      maintain the books and records in accordance with past custom and practice;

(ix)        comply in all material respects with all Laws applicable to the conduct of the business or the ownership and use of the assets of the Company and each Heelys Subsidiary;

(x)          provide Parent with a 13-week rolling cash flow at the beginning of each week;

(xi)         not cause or permit any amendments to any of the organizational documents of the Company or the Heelys Subsidiaries;

(xii)        not issue any securities of the Company or any Heelys Subsidiary;

(xiii)       not sell, lease, license or otherwise dispose of or encumber any of the assets of the Company or any Heelys Subsidiary with a fair market value in excess of $5,000 individually or in the aggregate, except in the ordinary course of business consistent with past practice;

(xiv)      not enter into any operating lease which requires expenditures in any 12-month period in excess of $5,000 or is not terminable by the Company or applicable Heelys Subsidiary within such 12-month period without any penalty or cost;

(xv)       not (i) modify, amend, terminate or waive any rights under any Contract, (ii) enter into any Contract, other than renewals or replacements of any existing Contract that is expiring by its terms, (the terms and conditions of which renewal or replacement Contract, in the aggregate are at least as favorable to the Company or applicable Heelys Subsidiary that is party thereto as the existing Contract) or (iii) enter into any new Contract, which if entered into prior to the date hereof would have been a Contract and would be material to the Company or applicable Heelys Subsidiary, that contains a change in control provision in favor of the other party or parties thereto that does not exclude the transactions contemplated by this Agreement or that would otherwise require a payment in excess of $5,000 to or give rise to any material rights to such other party or parties in connection with the transactions contemplated by this Agreement;

(xvi)      not (i) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any Intellectual Property Asset that is material to the conduct of their business or (ii) other than in the ordinary course of business consistent with past practice, enter into any license, assignment or transfer agreement granting or transferring to a third party ownership of, or an exclusive right to use, any such Intellectual Property Asset or any non-exclusive right to such Intellectual Property Asset inconsistent with the Company’s use of such Intellectual Property Asset prior to the date hereof;

(xvii)     not settle or compromise any pending or threatened Action, other than settlements of Actions that do not involve any material injunctive, equitable relief or impose material restrictions on the Company or any Heelys Subsidiary;

(xviii)    not make any material change in management personnel;

(xix)       not merge or consolidate the Company or any Heelys Subsidiaries with any other Person;

(xx)        not acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers);

(xxi)       not make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any Heelys Subsidiary);

(xxii)      not declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any Heelys Subsidiary to the Company or to another Heelys Subsidiary) or enter into any Contract with respect to the voting of its capital stock other than proxies or voting agreements solicited by the Company to obtain the Company Requisite Vote;

(xxiii)     not adjust, reclassify, split, combine or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(xxiv)    not make any material changes with respect to accounting policies or procedures, except as required by changes in applicable GAAP;

(xxv)      not make any material Tax election, amend any Tax Return with respect to a material amount of Taxes, settle or finally resolve any controversy with respect to a material amount of Taxes or change any method of Tax accounting;

(xxvi)    except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (A) not grant or provide any severance or termination payments or benefits to any director, officer or, other than in the ordinary course of business, employees (who are not officers) of the Company or any Heelys Subsidiaries, (B) not increase the compensation, bonus or pension, welfare, severance, change-in-control or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or, other than in the ordinary course of business consistent with past practice, non-officer employee of the Company or any Heelys Subsidiaries, (C) not establish, adopt, amend or terminate any Company Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (D) not take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, and (E) not forgive any loans to directors, officers or key employees of the Company or any Heelys Subsidiaries;

(xxvii)   not adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring;

(xxviii)   not take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(xxix)     not take or permit any action that would cause any of the changes, events or conditions described in Section 5.1(g) to occur.

(b)           Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees that, except as otherwise provided in this Agreement, it shall not knowingly take any action that would reasonably be expected to prevent or delay the consummation of the Merger or the other transactions contemplated hereby in accordance with the terms of this Agreement.

(c)           Each party hereto shall promptly advise the other parties hereto of any proceeding or material claim threatened, commenced or asserted against or with respect to any such party relating to the Merger or the other transactions contemplated hereby and promptly provide the parties hereto with copies of all material complaints, pleadings and filings related thereto.

(d)           Notwithstanding the above, the delivery of any notice pursuant to Section 6.1(b) or 6.1(c) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties hereto, the remedies available hereunder to the party hereto receiving such notice or the conditions to such party’s obligation to consummate the Merger or the other transactions contemplated hereby.

6.2           Access to Information.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Company shall (a) afford Parent, Merger Sub and their respective Representatives, at their sole expense, reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and the Heelys Subsidiaries; (b) furnish Parent, Merger Sub and their respective Representatives with such financial, operating and other data and information related to the Company and the Heelys Subsidiaries as Parent, Merger Sub or any of their respective Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent and Merger Sub in their investigation of the Company and the Heelys Subsidiaries. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of business by the Company and the Heelys Subsidiaries.  No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

6.3           Takeover Proposals.

(a)           No Solicitation or Negotiation.  Except as permitted by Section 6.3(b), the Company and each Heelys Subsidiary shall and shall cause each of its respective Representatives to (i) immediately cease any solicitation, encouragement, discussions or negotiations (or other efforts) with any Persons that may be ongoing with respect to a Takeover Proposal and request that any such Person promptly return or destroy all confidential information concerning the Company and Heelys Subsidiaries and (ii) until the Closing Date or, if earlier, the termination of this Agreement in accordance with Section 8.2, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement).

(b)           Notwithstanding anything to the contrary contained in Section 6.3(a) or any other provisions of this Agreement, but subject to the last sentence of this Section 6.3(b), if at any time after the date hereof but prior to the receipt of the Company Requisite Vote, the Company, the Heelys Subsidiaries or any of their respective Representatives receives a written Takeover Proposal from any Person or group of Persons, which Takeover Proposal was made or renewed on or after the date hereof and did not result from any breach of this Section 6.3, (A) the Company, the Heelys Subsidiaries and their respective Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (B) if the Company Board (or any duly constituted and authorized committee thereof) determines in its good faith judgment, after consulting with and receiving the advice of its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company, the Heelys Subsidiaries and their respective Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to, and access to the business, properties, books and records and personnel of, the Company and the Heelys Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly (and in any event within 48 hours) provide to Parent any material non-public information concerning the Company or the Heelys Subsidiaries that is provided to any Person given such access which was not previously provided to Parent, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal. From and after the date hereof, the Company shall promptly (and in any event within 48 hours) (i) provide to Parent an unredacted copy of any such Takeover Proposal made in writing provided to the Company or any Heelys Subsidiary and (ii) provide to Parent a written summary of the material terms of any such Takeover Proposal not made in writing.  For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into before the date of this Agreement or any customary confidentiality agreement, in each case, that contains provisions that are not materially more favorable in the aggregate to the receiving party thereunder than those contained in the Confidentiality Agreement.

(c)           Updates on Takeover Proposals. The Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal on a prompt basis (and in any event within 48 hours), and, upon the request of Parent, shall apprise Parent of the status of such Takeover Proposal. The Company agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company or any Heelys Subsidiary from providing any information to Parent in accordance with this Section 6.3.

(d)           No Change in Recommendation.  Except as expressly permitted by this Section 6.3(d) or Section 6.3(e), the Company Board shall not (i) (A) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the Company Board may refrain from taking a position with respect to a Takeover Proposal until the close of business as of the tenth (10th) Business Day after the commencement of a tender offer in connection with such Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered such an adverse modification) or (C) adopt, declare advisable, approve or recommend to the stockholders of the Company, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (the actions described in this clause (i) being referred to as a “Heelys Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any Heelys Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Heelys Acquisition Agreement”) or (iii) take any action pursuant to Section 8.1(f). Notwithstanding anything to the contrary set forth in this Agreement, prior to the receipt of the Company Requisite Vote, but not after, the Company Board may make a Heelys Adverse Recommendation Change, adopt, declare advisable, or approve a Heelys Acquisition Agreement or take any action pursuant to Section 8.1(f) if the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company stockholders under applicable Law and (y) such Takeover Proposal constitutes a Superior Proposal; provided, however, that (1) the Company has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements relating thereto and a written summary of the material terms of any Superior Proposal not made in writing), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the three (3) Business Day period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal continues to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least one Business Day (rather than the four (4) Business Days otherwise contemplated by clause (1) above); and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company’s termination is in accordance with Section 8.1 and, to the extent required under the terms of this Agreement, the Company pays Parent any applicable Termination Fee in accordance with Section 8.2 prior to or concurrently with such termination.

(e)            Change of Recommendation. Notwithstanding anything to the contrary herein, prior to receipt of the Company Requisite Vote, but not after, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (“Change of Recommendation”) if the Company Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the stockholders of the Company under applicable Law; provided, however, that such action shall not be in response to a Takeover Proposal or a Superior Proposal (which is addressed under Section 6.3(d)) and prior to taking such action, (x) the Company Board has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation, (y) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the three (3) Business Day period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement in such a manner that would obviate the need for making such Change of Recommendation and (z) at the end of such notice period, the Company Board or any duly constituted and authorized committee thereof shall have considered in good faith such binding offer, and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company stockholders under applicable Law.

(f)            Compliance with Disclosure Obligations.  Nothing in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board or any committee thereof from (i) taking and disclosing to the Company stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided that, subject to Section 6.3(d)(i)(C), any disclosure permitted under this Section 6.3(f) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Recommendation shall be deemed a Heelys Adverse Recommendation Change or (ii) complying with its disclosure obligations under applicable Law; provided that this clause (ii) shall not in any way limit or modify the effect, if any, that any such disclosure would have under the other provisions of Section 6.2.

6.4           Proxy Statement; Stockholders Meeting.  As promptly as practicable following the date hereof, the Company shall prepare and file with the SEC a proxy statement on Schedule 14A (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing.  The Company agrees that the Proxy Statement will comply in all material respects with the applicable Securities Laws.  The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all written correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement.  Prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent in good faith.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to any SEC comments received with respect to the Proxy Statement and shall cause the Proxy Statement to be mailed as promptly as practicable after it is filed with the SEC.  Promptly following the filing of the Proxy Statement, the Company shall take all action necessary in accordance with applicable Law and the Company’s certificate of incorporation and bylaws to convene a meeting of the holders of Shares for the purpose of obtaining the Company Requisite Vote (the “Stockholders Meeting”) as promptly as practicable and shall not postpone or adjourn the Stockholders Meeting unless the Company determines that it is advisable to do so in order to solicit additional proxies in order to obtain the Company Requisite Vote or to comply with applicable Law.  Unless a Change of Recommendation shall have occurred, the Company shall solicit from the holders of the Shares proxies in favor of the adoption of this Agreement, and the Proxy Statement shall include the Company Recommendation, the fairness opinion of Roth Capital Partners, LLC with respect to the Merger and the other transactions contemplated hereby, and a summary and copy of Section 262 of the DGCL.  Parent and Merger Sub agree to cause all Shares beneficially owned by Parent or Merger Sub or any of their Affiliates to be present at the Stockholders Meeting and to be voted at the Stockholders Meeting in favor of adoption of this Agreement.

6.5           Efforts; Filings; Other Actions.

(a)           Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including (i) the obtaining of all necessary actions, waivers, consents and approvals from any Governmental Entity or from any third parties and the preparation and making of all necessary registrations, notices, reports and other filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; and (ii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby; provided, however, that in no event shall the Company or its Subsidiary be required to pay, prior to the Effective Time, any fee (except for customary fees to Governmental Entities), penalty or other consideration to any Person for any consent or approval required for the consummation of the Merger or the other transactions contemplated hereby.

(b)           Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company and Parent agrees to take or cause to be taken the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated hereby, any and all steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

6.6           Notice of Certain Events.

(a)           From the date hereof until the Effective Time, the Company shall promptly notify Parent in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article VII to be satisfied;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby;

(iii)        any fact, circumstance, event or action that requires the Company or any Heelys Subsidiary to give notice under this Agreement, including any event with respect to which notice is required to be given pursuant to Section 6.3;

(iv)        any notice or other communication from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby; and

(v)         any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Heelys Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.1(q) or that relates to the consummation of the Merger or the other transactions contemplated hereby.

(b)           Parent’s receipt of information pursuant to this Section 6.6 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Letter.

6.7           Breach of Covenants.

(a)           If the Company breaches, or threatens to commit a breach of, any of the provisions of Section 6.3, Parent and Merger Sub shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction without the requirement to post bond or other security, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Parent and Merger Sub and that money damages pursuant to Section 8.2 may not provide an adequate remedy to such Parent.

(b)           The Company acknowledges that the restrictions contained in Section 6.3  are reasonable and necessary to protect the legitimate interests of Parent and constitute a material inducement to Parent to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby. The covenants contained in Section 6.3 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.8           Stock Exchange Delisting.  The Surviving Corporation shall use its reasonable best efforts to cause the Shares to no longer be quoted on NASDAQ and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

6.9           Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, and subject to the provisions of Section 6.3, unless and until a Heelys Adverse Recommendation Change has occurred in accordance with Sections 6.3(d) or 6.3(e), so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Nothing in this Section 6.9 shall limit a party’s ability to make any disclosure required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange or interdealer quotation service as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party, if practicable) or by the request of any Governmental Entity.

6.10         SEC Filings.  Up to and through the Closing Date, the Company shall file or furnish to the SEC, on a timely basis, all required registration statements, certifications, reports (including annual, quarterly and periodic reports) and proxy statements with the SEC, including any required filings and any quarterly financial data on Form 8-K in accordance with past practice.

6.11         Expenses.  Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV.  Except as otherwise provided in this Agreement, all costs and expenses (including any legal or advisory fees) incurred in connection with the Merger and the other transactions contemplated hereby and negotiation and drafting of this Agreement and any other documents in respect of the Merger and the other transactions contemplated hereby, shall be paid by the party hereto incurring such expense; provided that the foregoing costs and expenses of the Company and the Heelys Subsidiaries shall not exceed the amounts set forth on Section 6.11 of the Company Disclosure Letter.

6.12         Indemnification; Directors’ and Officers’ Insurance.

(a)           Prior to the Effective Time, the Company shall use its reasonable best efforts to (and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain and fully pay for “tail” insurance policies with a claims period of six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that such “tail” insurance policies shall not require the payment of an aggregate premium in excess of two hundred percent (200%) of the aggregate annual premium most recently paid by the Company prior to the date hereof to maintain the D&O Insurance, it being understood that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for a premium of 200% of the aggregate premium most recently paid by the Company prior to the date hereof to maintain the D&O Insurance.

(b)           The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws or comparable governing documents of the Company or any Heelys Subsidiary, or under any applicable Contracts or applicable Law.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of Indemnified Party as provided in the certificate of incorporation or bylaws or comparable governing documents of the Company and any Heelys Subsidiary and under any applicable Contracts between the Company and any Heelys Subsidiary in favor of any Indemnified Party (in each case, as in effect on the date hereof) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent and Merger Sub hereby agree that the Charter and Bylaws shall contain provisions for indemnification, advancement of expenses and exculpation of directors no less favorable to the Indemnified Parties (and employees and agents of the Company and the Heelys Subsidiaries to the fullest extent indemnification and advancement of expenses are afforded to such persons under the Company’s or any Heelys Subsidiary’s certificate of incorporation and bylaws or comparable governing documents) than such provisions as are presently contained in the certificate of incorporation and bylaws or comparable governing documents of the Company and the Heelys Subsidiaries. Without limiting any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim””), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee) or officer of the Company or any Heelys Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim.  Surviving Corporation’s obligations under this Section 6.12(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c)           Any Indemnified Party wishing to claim indemnification shall promptly notify Parent and Surviving Corporation upon learning of any Claim, but the failure to so notify shall not relieve Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the Surviving Corporation. In the event of any such threatened or actual Claim (whether asserted or arising at or before or after the Effective Time), (A) Parent or Surviving Corporation shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Indemnified Parties (which acceptance shall not be unreasonably withheld, delayed or conditioned), and Parent and Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or Surviving Corporation and the Indemnified Parties, or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or Surviving Corporation shall pay all documented fees and expenses of such counsel for the Indemnified Parties within twenty (20) Business Days after statements therefor are received; provided, however, that Parent and Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties (selected by a majority of the applicable Indemnified Parties) in any jurisdiction except to the extent that any two or more Indemnified Parties have a conflict of interest in such Claim, and (B) the Company and, after the Effective Time, Surviving Corporation shall (and Parent shall cause Surviving Corporation to) promptly pay expenses in advance of the final disposition of any such threatened or actual Claim to each Indemnified Party to the fullest extent permitted by applicable Law, subject to the receipt of an undertaking by such Indemnified Party to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to be indemnified; provided, however, that neither the Company nor Surviving Corporation shall be liable for any settlement effected without its prior written consent (which prior written consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Company and Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by them of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)           The provisions of this Section 6.12 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each present and former director and officer of the Company or any Heelys Subsidiary (in each case, when acting in such capacity) determined as of the Effective Time (the “Indemnified Parties”), each of whom is an intended third-party beneficiary of this Agreement.  The obligations of Parent and Merger Sub under this Section 6.12 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.12 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification.

6.13         Equity Contribution.  Immediately prior to the Effective Time, Parent shall contribute cash to Merger Sub which, together with the cash held by the Company at such time, will be sufficient to pay the aggregate Per Share Merger Consideration to the holders of Shares in accordance with Article IV.

6.14         Takeover Statutes.  If any takeover statute is or may become applicable to the Merger or the other transactions contemplated hereby, the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and shall otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.15          Litigation.  The Company shall provide Parent with prompt notice of, and copies of all pleadings and correspondence relating to, any Action against the Company or any of its directors or officers by any holder of Shares arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby.  The Company shall give Parent the opportunity to participate in the defense, settlement, or compromise of any such Action, and no such settlement or compromise shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.16         Rights Agreement.  From the date hereof until the earlier of the Effective Time and the date this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiary not to, enter into any stockholder rights agreement, rights plan, “poison pill” or other similar agreement, unless such plan or agreement exempts from its application the Merger and the other transactions contemplated hereby.

6.17         Evergreen Payment.  Within three Business Days after the date hereof, Parent shall pay to the Company the “Termination Fee” (as defined in the Evergreen Agreement) to be paid by the Company to Evergreen pursuant to Section 9.03 of the Evergreen  Agreement.

6.18         Severance Obligations.  For a period of one year immediately following the Closing, the Surviving Corporation shall satisfy the Company’s obligations under the Company’s severance policies as in effect on the date hereof.

ARTICLE VII

CONDITIONS

7.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) by such party at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  This Agreement and the Merger shall have been adopted by the Company Requisite Vote.

(b)           No Governmental Order.  No Governmental Order by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.  No Law or Governmental Order shall have been enacted, issued, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger and shall continue to be in effect.

7.2           Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Parent at or prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  As of the date of this Agreement and as of the Closing Date (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (A) any representation or warranty of the Company contained in this Agreement that is qualified as to Material Adverse Effect shall be true and correct in all respects, (B) any representation or warranty of the Company contained in Section 5.1(a), Section 5.1(b) or Section 5.1(c) shall be true and correct in all respects, or (C) any other representation or warranty of the Company contained in this Agreement that is not qualified as to Material Adverse Effect shall be true and correct in all respects except where the failure of such representations and warranties referred to in this clause (C) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (C), all qualifications as to “materiality” contained in such representations and warranties shall be disregarded.

(b)           Obligations. The Company shall have performed in all material respects those obligations under this Agreement required to be performed prior to the Closing Date.

(c)           Evergreen Agreement.  The Company shall have entered into a Termination Agreement with Evergreen in form and substance reasonably satisfactory to Parent.

(d)           Certificate. The Company shall have delivered to Parent a certificate signed by an officer of the Company and certifying as to the satisfaction of the conditions described in paragraphs (a), (b) and (c) above.

7.3           Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Company at or prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  As of the date of this Agreement and as of the Closing Date (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (A) any representation or warranty of Parent and Merger Sub contained in this Agreement that is qualified as to Material Adverse Effect shall be true and correct in all respects, (B) any representation or warranty of the Parent and Merger Sub contained in Section 5.2(a) or Section 5.2(b) shall be true and correct in all respects, or (C) any other representation or warranty of Parent and Merger Sub contained in this Agreement that is not qualified as to Material Adverse Effect shall be true and correct in all respects except where the failure of such representations and warranties referred to in this clause (C) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (C), all qualifications as to “materiality” contained in such representations and warranties shall be disregarded.

(b)           Obligations. Each of Parent and Merger Sub shall have performed in all material respects those obligations under this Agreement required to be performed prior to the Closing Date.

(c)           Certificate. Parent shall have delivered to the Company a certificate signed by an officer of Parent and certifying as to the satisfaction of the conditions described in paragraphs (a) and (b) above.

ARTICLE VIII

TERMINATION

8.1           Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

(a)           by mutual written consent of Parent, Merger Sub and the Company;

(b)           by either Parent or the Company, if the Closing shall not have occurred on or before March 15, 2012 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto that has breached its obligations under this Agreement in any manner that shall have been the primary cause of the failure of the Closing to have occurred prior to the Outside Date;

(c)           by either Parent or the Company, if any Governmental Order permanently enjoining, restraining or otherwise prohibiting the making or the consummation of the Merger exists and such Governmental Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto that has breached its obligations under this Agreement in any manner that shall have been the primary cause of the existence of such Governmental Order;

(d)           by Parent, (i) if the Company Board shall have effected a Change of Recommendation or if, following the public announcement of a Takeover Proposal or the commencement of a tender offer or exchange offer for the Shares, the Company Board shall have failed to publicly confirm the Company Recommendation (and, in the case of a tender offer or exchange offer, failed to publicly recommend that the holders of Shares reject such tender offer or exchange offer) upon Parent’s written request within ten (10) calendar days after the Company’s receipt of any such request (or, in the case of a tender offer or exchange offer, such commencement) (or, if the Outside Date is fewer than ten (10) calendar days after the Company’s receipt of such request from Parent or, in the case of a tender offer or exchange offer, such commencement, by the close of business on the Business Day immediately preceding the Outside Date), or (ii) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or any such representation or warranty shall have become untrue or incorrect on any date subsequent to the date hereof, in any such case in a manner that will cause any condition set forth in Article VII not to be satisfied, and such breach or failure to be true or correct either is not curable or, if curable, has not been cured prior to the earlier of (x) the Outside Date and (y) the tenth (10th) calendar day after written notice thereof has been given by Parent or Merger Sub to the Company;

(e)           by the Company, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement or any such representation, or warranty shall have become untrue or incorrect on any date subsequent to the date hereof, which breach or failure to perform has had, or would reasonably be expected to have, a material adverse effect on Parent and is not curable or, if curable, has not been cured prior to the earlier of (A) the Outside Date and (B) the tenth (10th) calendar day after written notice thereof has been given by the Company to Parent or Merger Sub; or

(f)            by the Company, in connection with the Company Board effecting a Change of Recommendation in response to a Superior Proposal and causing the Company to concurrently enter into a Heelys Acquisition Agreement providing for a Superior Proposal; provided that if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 6.3(c) with respect to such Superior Proposal.

Any party hereto desiring to terminate this Agreement pursuant to Sections 8.1(b) through 8.1(f) shall give written notice of such termination to the other parties hereto, and the date and time on which written notice of such termination is delivered shall be the “Termination Date.”

8.2           Effect of Termination and Abandonment; Termination Fee.

(a)           In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect, with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful and intentional breach of this Agreement or as a result of fraud, criminal activity or willful misconduct, and (ii) the provisions set forth in this Section 8.2 and the second sentence of Section 9.1 shall survive the termination of this Agreement.  For purposes of this Agreement, “willful and intentional breach” means a material breach or failure to perform that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.

(b)           (i)          In the event that this Agreement is terminated pursuant to Section 8.1(d)(i) or 8.1(f), then the Company shall pay to Parent, within two (2) Business Days following the date of such termination, a termination fee equal to $900,000 (the “Termination Fee”).

(ii)         In the event that (A) a Takeover Proposal shall have been made known to the Company Board or shall have been publicly announced, and (B) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b), then the Company shall pay to Parent, within two (2) Business Days following the date of such termination, all reasonable and documented out-of-pocket expenses of Parent and Merger Sub incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby, not to exceed $450,000 (the “Expense Reimbursement”), and (C) if, within one (1) year following such termination, the Company consummates a Subsequent Transaction, the Company shall pay to Parent, no later than two (2) Business Days following the date of such consummation, the Termination Fee, minus the Expense Reimbursement paid.

(iii)        As used in this Agreement, “Subsequent Transaction” means a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, or any acquisition by any Person, which results in any Person becoming the beneficial owner of fifty percent (50%) or more of the total voting power of the equity securities of the Company or fifty percent (50%) or more of the total assets of the Company, in each case other than the Merger and the other transactions contemplated hereby.  In any situation where this Agreement has been terminated pursuant to Section 8.1(d)(i) or 8.1(f) or the Company is required to pay the Termination Fee pursuant to this Section 8.2(b), Parent’s right to receive the Expense Reimbursement and/or the Termination Fee, as the case may be, shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Representatives for any and all losses and damages suffered in connection with this Agreement, the Merger or the other transactions contemplated hereby or as a result of the failure of such transactions to be consummated.  The agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated by this Agreement and without these agreements none of the Company, Parent or Merger Sub would enter into this Agreement.  Payment of the Expense Reimbursement and/or the Termination Fee, as the case may be, shall be made by wire transfer of immediately available funds if Parent shall have furnished to the Company appropriate wire payment instructions prior to the date of payment or, otherwise, by certified or official bank check.  In no event shall the Company be required to pay the Expense Reimbursement or the Termination Fee more than once.

(c)           If the Company fails to pay when due any amount payable under Section 8.2(b), then (i) the Company shall reimburse Parent for all reasonable and documented costs and expenses (including fees and disbursements of outside legal counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.2, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase Bank, N.A. or any successor thereto) in effect on the date such amount was originally required to be paid.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1           Survival.  Article IV, this Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 8.2 (Effect of Termination and Abandonment; Termination Fee) and the Confidentiality Agreement shall survive the termination of this Agreement.  None of the other representations, warranties, covenants or agreements in this Agreement shall survive the consummation of the Merger or the termination of this Agreement.

9.2           Amendment; Extension; Waiver.  Subject to applicable Law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by an instrument in writing signed by each party hereto.  At any time prior to the Effective Time, each of Parent and Merger Sub, on the one hand and the Company, on the other hand, may (but shall not be under any obligation to) (a) extend the time for the performance of any of the obligations or other acts of the other, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other or any of the conditions for its benefit contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party hereto to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party hereto of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder or under applicable Law.

9.3           Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission (such as via portable document format (.pdf)) shall be as effective as delivery of a manually executed counterpart.

9.4           GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts.  The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4.

(c)           The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger or any of the other transactions contemplated hereby were not consummated and the Company’s stockholders did not receive the aggregate consideration payable to them in accordance with the terms and subject to the conditions of this Agreement), and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of the parties hereto to consummate the Merger and the other transactions contemplated hereby and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the aggregate consideration payable to them pursuant to the Merger and the other transactions contemplated hereby, in each case in accordance with the terms and subject to the conditions of this Agreement) in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any Federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.  Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4(c), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

9.5           Notices.  Any notice, request, instruction or other communication hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by electronic mail, facsimile or overnight courier (such as Federal Express) to the other parties hereto at the following addresses:

If to Parent or Merger Sub:

Sequential Brands Group, Inc.
17383 Sunset Blvd.
Building A Suite 310
Pacific Palisades, CA 90272
Email: bsweedler@tengramcapital.com
Fax:  (203) 454-6998
Attention:  William Sweedler

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, California 90071
Email: van.durrer@skadden.com
Fax:  (213) 621-5200
Attention:  Van C. Durrer II

and

Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
Seventh Floor
Wilmington, Delaware 19801
Email: bob.pincus@skadden.com
Fax:  (302) 434-3090
Attention:  Robert B. Pincus

If to the Company:

Heelys, Inc.
3200 Belmeade Drive, Suite 100
Carrollton, TX 75006
Facsimile: (214) 224-0131
E-mail: thansen@heelys.com; cstorey@heelys.com
Attention:   Thomas C. Hansen and Craig D. Storey

with a copy (which shall not constitute notice) to:

Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, TX 75201
Facsimile: (214) 999-4245
E-mail: rsarfatis@gardere.com
Attention: Robert Sarfatis

or to such other Persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

9.6           Entire Agreement.  This Agreement (including the Annexes), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.7           Third-Party Beneficiaries.  Except as provided in Section 6.12, each party hereto hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer on any Person other than the parties hereto any rights or remedies hereunder, including the right to rely on the representations and warranties set forth herein.  Notwithstanding the immediately preceding sentence, following the Effective Time the provisions hereof shall be enforceable by stockholders of the Company to the extent necessary to receive the Per Share Merger Consideration to which each such stockholder is entitled pursuant to Article IV.

9.8           Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.9           Interpretation; Construction.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  For the convenience of the parties hereto, each of the terms set forth in the table following the table of contents is defined in the Section of this Agreement set forth opposite such term.  Where a reference in this Agreement is made to an Article, Section or Annex, such reference shall be to such Article or Section of, or Annex to, this Agreement unless otherwise indicated.  The Company Disclosure Letter and the Annexes identified in this Agreement are incorporated into this Agreement by reference and made a part hereof.  The terms “include,” “includes” or “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” or words of like import.  The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement.  Reference herein to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract.  Reference to a particular Contract (including this Agreement), document or instrument means such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.  Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.  The terms “cash”, “dollars” and “$” mean United States Dollars.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex to, this Agreement.  The Company shall be deemed to have “made available” a document or item of information to Parent only if such document or item was actually delivered by the Company to Parent or its legal counsel or publicly filed in unredacted form with the SEC prior to the execution and delivery of this Agreement or was, prior to the execution and delivery of this Agreement, posted in the electronic data room organized by the Company in connection with the due diligence investigation conducted by Parent.

(b)           The parties hereto have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(c)           No reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

9.10           Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Delaware Subsidiary of Parent, in which case all references herein to Merger Sub shall be deemed to be to such other Subsidiary; provided, further, that any such designation shall not impede or delay the commencement or consummation of the Merger or the other transactions contemplated hereby.  Subject to the preceding sentence, this Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Any purported assignment in violation of this Agreement is void.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HEELYS, INC.

By	/s/ Thomas C. Hansen
Name: Thomas C. Hansen
Title: President and Chief Executive Officer

SEQUENTIAL BRANDS GROUP, INC.

By	/s/ Yehuda Shmidman
Name: Yehuda Shmidman
Title: Chief Executive Officer

WHEELS MERGER SUB INC.

By	/s/ William Sweedler
Name: William Sweedler
Title: Authorized Signatory